EXHIBIT 99.1

INSPERITY FIRST QUARTER EPS INCREASES 64% TO $0.54
Gross profit and operating income per worksite employee per month reach historic highs of $282 and $63, respectively

HOUSTON – April 30, 2012 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported first quarter net income of $13.9 million, a 58.0% increase over the $8.8 million earned in the 2011 period.  Diluted earnings per share increased 63.6% to $0.54 from $0.33 in the 2011 period.

“These are outstanding results, particularly in light of a weakening labor market and the amount of change involved in implementing our new growth strategy,” said Paul J. Sarvadi, Insperity chairman and chief executive officer.  “We are on track with our implementation of fundamental changes that are directed toward accelerating growth in the years ahead.”

Revenues for the first quarter of 2012 increased 11.0% over the 2011 period primarily due to an 8.5% increase in the average number of worksite employees paid per month.  Gross profit increased 13.2% to $103.0 million compared to the first quarter of 2011.  The average gross profit per worksite employee per month increased $12, or 4.4%, to $282 in the first quarter of 2012 from $270 in the 2011 period.  This increase was attributable to effective management within each of the company’s direct cost centers of the Insperity Workforce OptimizationTM solution.

Operating expenses increased 5.4% to $80.0 million compared to $75.8 million in the first quarter of 2011.  Operating expenses per worksite employee per month decreased $6, or 2.7%, to $219 in the first quarter of 2012 from $225 in the 2011 period. The year-over-year comparison includes rebranding costs incurred in the first quarter of 2011.

“Our strong first quarter results produced a record level of $29.8 million in EBITDA plus stock-based compensation,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer. “Working capital increased to $135.9 million and included cash outlays of $3.9 million in dividends, $3.4 million in capital expenditures and $3.3 million in stock repurchases.”

Insperity will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2012 and answer questions from investment analysts.  To listen in, call 877-650-3776 and use conference i.d. number 69276192.  The call will also be webcast at http://ir.insperity.com. The conference call script and company guidance will be available at the same website later today. A replay of the conference call will be available at 855-859-2056, conference i.d. 69276192, for one week.  The webcast will be archived for one year.

Insperity, Inc.

Insperity, a trusted advisor to America’s best businesses for more than 25 years, provides an array of human resources and business solutions designed to help improve business performance. InsperityTM Business Performance Advisors offer the most comprehensive Workforce OptimizationTM solution in the marketplace that delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity.  Additional offerings include MidMarket SolutionsTM, Performance Management, Expense Management, Time and Attendance, Organizational Planning, Recruiting Services, Employment Screening, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees.  With 2011 revenues of $2 billion, Insperity operates in 56 offices throughout the United States.  For more information, visit http://www.insperity.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) continued effects of the economic recession and general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll, payroll taxes and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate or realize expected returns on our Adjacent Business strategy, including acquisitions; and (x) an adverse final judgment or settlement of claims against Insperity.  These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Insperity, Inc.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Insperity, Inc.

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$234,548	$211,208
Restricted cash	45,068	44,737
Marketable securities	56,981	56,987
Accounts receivable	175,961	170,933
Prepaid insurance	24,662	21,300
Other current assets	11,529	11,488
Income taxes receivable	617	2,902
Deferred income taxes	—	3,233
Total current assets	549,366	522,788

Property and equipment, net	92,597	92,944
Prepaid health insurance	9,000	9,000
Deposits	58,505	54,960
Goodwill and other intangible assets, net	27,999	28,433
Other assets	4,163	4,134
Total assets	$741,630	$712,259

Liabilities and Stockholders’ Equity
Accounts payable	$3,437	$5,085
Payroll taxes and other payroll deductions payable	177,991	168,652
Accrued worksite employee payroll expense	144,840	130,317
Accrued health insurance costs	9,200	9,427
Accrued workers’ compensation costs	47,094	46,548
Accrued corporate payroll and commissions	13,703	22,383
Other accrued liabilities	14,092	13,814
Deferred income taxes	3,089	—
Total current liabilities	413,446	396,226

Accrued workers’ compensation costs	61,895	60,054
Deferred income taxes	9,814	10,772
Total noncurrent liabilities	71,709	70,826

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	136,670	135,871
Treasury stock, cost	(134,198)	(134,647)
Accumulated other comprehensive income, net of tax	59	24
Retained earnings	253,635	243,650
Total stockholders’ equity	256,475	245,207
Total liabilities and stockholders’ equity	$741,630	$712,259

Insperity, Inc.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2012	2011	Change

Operating results:
Revenues (gross billings of $3.231 billion and $2.888 billion, less worksite employee payroll cost of $2.636 billion and $2.352 billion, respectively)	$595,177	$536,381	11.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	492,173	445,422	10.5%
Gross profit	103,004	90,959	13.2%
Operating expenses:
Salaries, wages and payroll taxes	43,323	39,597	9.4%
Stock-based compensation	2,155	1,790	20.4%
General and administrative expenses	22,078	21,893	0.8%
Commissions	3,435	3,096	10.9%
Advertising	4,755	5,506	(13.6)%
Depreciation and amortization	4,212	3,948	6.7%
Total operating expenses	79,958	75,830	5.4%
Operating income	23,046	15,129	52.3%
Other income:
Interest income, net	288	284	1.4%
Income before income tax expense	23,334	15,413	51.4%
Income tax expense	9,450	6,627	42.6%
Net income	$13,884	$8,786	58.0%
Less net income allocated to participating securities	(402)	(264)	52.3%
Net income allocated to common shares	$13,482	$8,522	58.2%
Diluted net income per share of common stock	$0.54	$0.33	63.6%

Insperity, Inc.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended
	March 31,
	2012	2011	Change

Statistical data:
Average number of worksite employees paid per month	121,938	112,409	8.5%
Revenues per worksite employee per month (1)	$1,627	$1,591	2.3%
Gross profit per worksite employee per month	282	270	4.4%
Operating expenses per worksite employee per month	219	225	(2.7)%
Operating income per worksite employee per month	63	45	40.0%
Net income per worksite employee per month	38	26	46.2%

(1)	Gross billings of $8,833 and $8,566 per worksite employee per month, less payroll cost of $7,206 and $6,975 per worksite employee per month, respectively.

Insperity, Inc.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended
	March 31,
	2012	2011	Change

Payroll cost (GAAP)	$2,636,129	$2,352,263	12.1%
Less: Bonus payroll cost	(367,823)	(304,849)	20.7%
Non-bonus payroll cost	$2,268,306	$2,047,414	10.8%

Payroll cost per worksite employee (GAAP)	$7,206	$6,975	3.3%
Less: Bonus payroll cost per worksite employee	(1,005)	(904)	11.2%
Non-bonus payroll cost per worksite employee	$6,201	$6,071	2.1%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Insperity management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended
	March 31,
	2012	2011	Change
Net income (GAAP)	$13,884	$8,786	58.0%
Income tax expense	9,450	6,627	42.6%
Depreciation and amortization	4,212	3,948	6.7%
Interest expense	88	—	—
EBITDA	27,634	19,361	42.7%
Stock-based compensation	2,155	1,790	20.4%
	$29,789	$21,151	40.8%

EBITDA represents net income computed in accordance with GAAP, plus interest expense, income tax expense, and depreciation and amortization expense.  Insperity management believes EBITDA plus stock-based compensation is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes, stock-based compensation and capital and financing transactions on earnings.

Insperity, Inc.

Non-bonus payroll and EBITDA plus stock-based compensation are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies.  Non-bonus payroll and EBITDA plus stock-based compensation should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Insperity includes non-bonus payroll and EBITDA plus stock-based compensation in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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